Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Strong Third Quarter 2012 Financial Results

Elkridge, MD. November 1, 2012. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended September 30, 2012.

Overview of Third Quarter 2012 Results:

•	Revenue of $99.7 million for third quarter of 2012 compared to $88.9 million for third quarter of 2011
•	Gross profit of $17.9 million, or 18.0% of revenue, for third quarter of 2012 compared to $14.9 million, or 16.7% of revenue, for third quarter of 2011
•	Diluted earnings per share of $0.32 for third quarter of 2012 compared to $0.24 per share for third quarter of 2011
•	EBITDA of $10.4 million for third quarter of 2012 compared to $9.4 million for third quarter of 2011

The Company’s revenue increased 12% or $10.7 million during the third quarter of 2012 compared to the third quarter of 2011. Revenue grew organically by 9% or $8.0 million during the third quarter, largely driven by growth in the Learning Solutions and Sandy segments due to increased training services for several new and existing customers. Gross profit increased 21% or $3.1 million during the third quarter of 2012 primarily due to organic revenue growth. The third quarter 2012 results include $0.5 million of acquisition-related transaction expenses compared to $0.1 million in the third quarter of 2011. In addition, the Company had a net loss on the change in fair value of contingent consideration of $0.8 million for the third quarter of 2012, for which no income tax benefit will be received, compared to a net gain of $0.3 million during the third quarter of 2011. Operating income increased 24% during the third quarter of 2012, excluding the net gain/loss on change in fair value of contingent consideration in the third quarters of both 2012 and 2011. Net income was $6.2 million, or $0.32 per diluted share, for the third quarter of 2012 compared to $4.6 million, or $0.24 per diluted share, for the third quarter of 2011. The third quarter 2012 results also include a $1.6 million non-recurring income tax benefit due to the reduction of a tax liability.

“GP Strategies continued to achieve strong organic growth in the quarter due to the strengthening and expansion of our platform,” commented Scott N. Greenberg, Chief Executive Officer of GP Strategies. “We are seeing increased collaboration across the Company to provide integrated offerings that meet our clients’ training and performance improvement needs. In addition, our recent acquisitions demonstrate our continued deployment of operating cash flow to further enhance our platform of services and products. We are very excited about our acquisition of BlessingWhite which strengthens our ability to deliver comprehensive leadership and professional development services to customers on a global basis.”

Balance Sheet and Cash Flow Highlights

As of September 30, 2012, the Company had cash and cash equivalents of $12.6 million compared to $4.2 million as of December 31, 2011. The Company had no short-term borrowings or long-term debt outstanding and had $50 million of available borrowings under its line of credit as of September 30, 2012. Cash provided by operating activities was $17.0 million for the nine months ended September 30, 2012 compared to $10.6 million for the same period in 2011.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on November 1, 2012. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 800-749-1342 or 212-231-2919, using conference ID number 21609594. A telephone replay of the call will also be available beginning at 12:00 p.m. on November 1st, until 12:00 p.m. on November 15th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21609594.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies

GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

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Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

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GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2012	2011	2012	2011

Revenue	$99,671	$88,948	$295,587	$239,275

Cost of revenue	81,742	74,083	243,041	198,907
Gross profit	17,929	14,865	52,546	40,368
Selling, general and administrative expenses	8,890	7,601	26,220	22,212
Gain on reversal of deferred rent liability	-	-	-	1,041
Gain (loss) on change in fair value of contingent consideration, net	(792)	303	(863)	506
Operating income	8,247	7,567	25,463	19,703
Interest expense	75	51	175	149
Other income	72	157	262	498
Income before income tax expense	8,244	7,673	25,550	20,052
Income tax expense	2,061	3,054	8,999	8,132
Net income	$6,183	$4,619	$16,551	$11,920

Basic weighted average shares outstanding	19,009	18,784	18,912	18,761
Diluted weighted average shares outstanding	19,328	19,048	19,255	18,996

Per common share data:
Basic earnings per share	$0.33	$0.25	$0.88	$0.64
Diluted earnings per share	$0.32	$0.24	$0.86	$0.63

Other data:
EBITDA (1)	$10,433	$9,439	$31,645	$24,530

(1)	The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

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GP STRATEGIES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2012	2011	2012	2011
Revenue by segment:
Learning Solutions	$41,897	$33,230	$115,336	$94,663
Professional & Technical Services	20,938	22,289	67,891	61,530
Sandy Training & Marketing	16,878	13,163	51,083	39,301
Performance Readiness Group (2)	13,682	14,884	42,810	26,896
Energy Services	6,276	5,382	18,467	16,885
Total revenue	$99,671	$88,948	$295,587	$239,275

Gross profit by segment:
Learning Solutions	$8,390	$5,774	$22,453	$15,697
Professional & Technical Services	2,829	4,055	10,036	10,405
Sandy Training & Marketing	2,588	1,770	7,782	5,571
Performance Readiness Group (2)	1,871	1,570	6,038	3,464
Energy Services	2,251	1,696	6,237	5,231
Total gross profit	$17,929	$14,865	$52,546	$40,368

Operating income by segment:
Learning Solutions	$4,611	$2,660	$11,949	$6,309
Professional & Technical Services	993	2,551	4,181	5,482
Sandy Training & Marketing	1,078	644	3,286	1,805
Performance Readiness Group (2)	556	70	2,007	652
Energy Services	1,801	1,339	4,903	3,908
Gain on reversal of deferred rent liability	-	-	-	1,041
Gain (loss) on change in fair value of contingent consideration, net	(792)	303	(863)	506
Total operating income	$8,247	$7,567	$25,463	$19,703

Supplemental Cash Flow Information:
Net cash provided by operating activities	$12,596	$5,767	$17,000	$10,561
Capital expenditures	(688)	(866)	(2,155)	(2,397)
Free cash flow	$11,908	$4,901	$14,845	$8,164

(2)	Formerly called the RWD segment.

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GP STRATEGIES CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation – EBITDA (3)

(In thousands)

(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2012	2011	2012	2011
Net income (4)	$6,183	$4,619	$16,551	$11,920
Interest expense	75	51	175	149
Income tax expense	2,061	3,054	8,999	8,132
Depreciation and amortization	2,114	1,715	5,920	4,329
EBITDA	$10,433	$9,439	$31,645	$24,530

(3)	Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

(4)	Net income includes the following non-recurring or acquisition-related amounts:

•	A $1,602,000 income tax benefit on the reduction of an uncertain tax position liability during the third quarter of 2012.
•	Net losses of $792,000 and $863,000, on the change in fair value of contingent consideration for the third quarter and nine months ended September 30, 2012, respectively, for which no income tax benefit is recognized, compared to net gains of $303,000 and $506,000 for the third quarter and nine months ended September 30, 2011, respectively.

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GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30,	December 31,
	2012	2011
	(Unaudited)
Current assets:
Cash and cash equivalents	$12,599	$4,151
Accounts and other receivables	69,381	67,134
Costs and estimated earnings in excess of billings on uncompleted contracts	22,063	15,576
Prepaid expenses and other current assets	11,010	8,863
Total current assets	115,053	95,724
Property, plant and equipment, net	5,660	5,562
Goodwill and other intangibles, net	110,317	108,460
Other assets	1,978	1,830
Total assets	$233,008	$211,576

Current liabilities:
Accounts payable and accrued expenses	$45,107	$42,500
Billings in excess of costs and estimated earnings on uncompleted contracts	17,848	17,266
Total current liabilities	62,955	59,766
Other noncurrent liabilities	7,148	8,416
Total liabilities	70,103	68,182
Total stockholders’ equity	162,905	143,394
Total liabilities and stockholders’ equity	$233,008	$211,576

© 2012 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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CONTACTS:
Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
410-379-3640	410-379-3636	410-379-3725

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